Exhibit 99.1

Dougherty’s Pharmacy, Inc. Appoints Katherine Burrow as Managing Director of Business Development

Dallas, Texas – Dougherty’s Pharmacy, Inc. (the “Company” or “Dougherty’s”) (OTC QB: MYDP) today announced that it has appointed Katherine Burrow as Managing Director of Business Development.

Ms. Burrow brings a wealth of retail and specialty pharmacy expertise to her new role at Dougherty’s, following approximately 10 years of sales and relational customer service experience. Prior to joining Dougherty’s, Ms. Burrow was Director of Sales and Client Relations at Tarrytown Expocare Pharmacy, a long-term care and specialty pharmacy. Prior to Tarrytown, she was the Director of Sales and a member of the strategic leadership team for Complete Pharmacy Care.

“We are very pleased to welcome Katherine to the Dougherty’s team,” said James C. Leslie, the Company’s Chairman of the Board and Interim President and CFO. “Katherine’s previous experience in the specialty pharmacy and long-term care arena give her unique insight into our business and our opportunities for growth.

“As we have previously stated, we are keenly focused on a number of strategic initiatives designed to streamline operations, improve sales, and enhance the efficiency of Dougherty’s pharmacy operations. We are stepping up our sales and marketing efforts throughout the organization, improving our service protocols and are working to build our brand recognition within the market. We believe Katherine will play a pivotal role in accelerating Dougherty’s sales growth and business opportunities as we move forward,” Leslie said.

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000